Exhibit (2)(s)(2)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

Gladstone Capital Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (4)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Equity	Common Stock, $0.001 par value per share (2)	457(o)

Equity	Preferred Stock, $0.001 par value per share (2)	457(o)

Debt	Debt Securities (2)	457(o)

Equity	Warrants (2)	457(o)

Equity	Subscription Rights (2)	457(o)

Total Offering Amounts					$700,000,000 (3)	$0.00014760	$103,320

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due							$103,320

(1)

Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended, which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price.

(2)

Subject to Note 3 below, there is being registered hereunder an indeterminate amount of common stock, preferred stock, subscription rights, debt securities, or warrants as may be sold, from time to time. If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate price to investors not to exceed $700,000,000. If any warrants are issued, they will represent rights to purchase common stock, preferred stock or debt securities.

(3)	In no event will the aggregate offering price of all securities issued from time to time pursuant to the Registration Statement exceed $700,000,000.